Exhibit 99.1

Pope Resources Announces Block Purchase of Units

POULSBO, Wash.--(BUSINESS WIRE)--December 28, 2010--Pope Resources (NASDAQ:POPE) announced today that the company has entered into an agreement to purchase 334,340 units at $35.50 per unit (which excludes commissions payable upon settlement) from a single shareholder in a block purchase. The units represent 7.2% of total units outstanding and will be retired. The transaction is expected to close on Friday, December 31, 2010.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 178,000 acres of timberland and development property in Washington and Oregon. We also manage, co-invest in, and consolidate two timberland investment funds that we manage for a fee. In addition, we offer our forestry consulting and timberland investment management services to third-party owners and managers of timberland in Washington, Oregon, and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT:
Pope Resources
Tom Ringo, VP & CFO, 360-697-6626
Fax: 360-697-1156